Exhibit 99.1

Vor Biopharma Closes Over $200M Initial Public Offering, Including Full Exercise of Option to

Purchase Additional Shares

CAMBRIDGE, Mass., Feb. 9, 2021 — Vor Biopharma (Nasdaq: VOR), a cell therapy company pioneering engineered hematopoietic stem cell (eHSC) therapies combined with targeted therapies for the treatment of cancer, today announced the closing of its previously announced initial public offering of 9,828,017 shares of its common stock, plus an additional 1,474,202 shares sold pursuant to the full option exercised by the underwriters, at a price to the public of $18.00 per share. The aggregate gross proceeds to Vor from the offering, before deducting the underwriting discounts and commissions and other offering expenses payable by Vor, were approximately $203.4 million. The shares began trading on the Nasdaq Global Market on Friday, February 5, 2021 under the ticker symbol “VOR”.

Goldman Sachs & Co. LLC, Evercore ISI, Barclays and Stifel acted as joint book-running managers for the offering.

Registration statements relating to the securities sold in this offering have been filed with the Securities and Exchange Commission (SEC) and have become effective. Copies of the registration statements can be accessed through the SEC’s website at www.sec.gov. This offering was made only by means of a prospectus forming part of the effective registration statements relating to these shares. Copies of the final prospectus may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, via telephone at 1-866-471-2526, or via email at prospectus-ny@ny.email.gs.com; Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, New York 10055, via telephone at 1-888-474-0200, or via email at ecm.prospectus@evercore.com; Barclays Capital Inc., Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, via telephone at 1-888-603-5847, or via email at Barclaysprospectus@broadridge.com; or Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, via telephone at 1-415-364-2720, or via email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Vor Biopharma

Vor Biopharma is a cell therapy company that aims to transform the lives of cancer patients by pioneering engineered hematopoietic stem cell (eHSC) therapies to create next-generation, treatment-resistant transplants that unlock the potential of targeted therapies. By removing biologically redundant proteins from eHSCs, we design these cells and their progeny to be treatment-resistant to complementary targeted therapies, thereby enabling these therapies to selectively destroy cancerous cells while sparing healthy cells.

Investor Contact:

Constantine Davides

Westwicke

+1 339-970-2846

constantine.davides@westwicke.com

Media Contact:

Matthew Corcoran

Ten Bridge Communications

+1 617-866-7350

mcorcoran@tenbridgecommunications.com